Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S‑8 (Registration Nos. 33‑28390-99, 33‑66070-99, 333‑33343-99, 333‑27329-99, 333‑62066-99, 333‑159349, 333‑182202, 333‑182825, 333-125356, and 333‑196151) and form S‑3 (Registration No. 333‑188106‑01) of J. C. Penney Company, Inc. of our reports dated March 23, 2015, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three‑year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 annual report on Form 10‑K of J. C. Penney Company, Inc.

/s/ KPMG LLP

Dallas, Texas
March 23, 2015